                              UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G
                               (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULE 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT
                              TO 13d-2(b)
                          (Amendment No.  1)*

                         Boston Beer Company, Inc.
                     ----------------------------------
                              (Name of Issuer)

                           Class A Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 10055710
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  11 Pages

CUSIP No. 10055710                    13G                 Page  2  of  11 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person  S.S. or I.R.S. Identification No. of Above
     Person

         Consumer Venture Partners I, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         Delaware Limited Partnership
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                       0 Shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power               1,058,820 Shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                       0 Shares
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power               1,058,820 Shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,058,820 Shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                         /  /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         6.48%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 11 Pages

CUSIP No. 10055710                    13G                 Page  3  of  11 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person  S.S. or I.R.S. Identification No. of Above
     Person

         Consumer Venture Partners I, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         Delaware Limited Partnership
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                       0 Shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power               1,058,820 Shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                       0 Shares
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power               1,058,820 Shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,058,820 Shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                      /  /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         6.48%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 11 Pages

CUSIP No. 10055710                    13G                 Page  4  of  11 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person  S.S. or I.R.S. Identification Nos. of Above
     Person

         Pearson C. Cummin III
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                   5,000 Shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power               1,058,820 Shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                   5,000 Shares
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power               1,058,820 Shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,063,820 Shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                      /  /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         6.51%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 11 Pages

CUSIP No. 10055710                    13G                 Page  5  of  11 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person  S.S. or I.R.S. Identification No. of Above
     Person

         Christopher P. Kirchen
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                       0 Shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power               1,058,820 Shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                       0 Shares
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power               1,058,820 Shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,058,820 Shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                      /  /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         6.48%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 5 of 11 Pages

CUSIP NO. 10055710                                        Page  6  of  11 Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER:
              Boston Beer Company, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              75 Arlington Street
              Boston, Massachusetts 02116
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSONS FILING:
              Consumer Venture Partners, I, L.P. ("CVP I"), Consumer Venture Associates, L.P. ("Consumer Associates"), Pearson C. Cummin III and Christopher P. Kirchen. Messrs. Cummin and Kirchen (collectively, the "General Partners") are the general partners of Consumer Associates, the sole general partner of CVP I.
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              The address of the principal business office of CVP I, Consumer Associates and each of the General Partners is Consumer Venture Group, Inc., Three Pickwick Plaza, Greenwich, CT 06830.
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP:
              CVP I and Consumer Associates are limited partnerships
              organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
              Class A Common Stock, $.01 par value.
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER:
              10055710
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

    (b) / / Bank as defined in Section 3(a)(6) of the Act.

    (c) / / Insurance Company as defined in Section 3(a)(19) of the Act.

    (d) / / Investment Company registered under Section 8 of the Investment Company Act of 1940.

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

                              Page 6 of 11 Pages

CUSIP NO. 10055710                                        Page  7  of  11 Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        Each of CVP I and Consumer Associates (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 1,058,820 shares of Class A Common Stock as of December 31, 1997. CVP I is the record owner of 1,058,820 shares. (The shares held of record by CVP I are referred to collectively herein as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 1,058,820 shares of Class A Common Stock. Additionally, in their capacities as individual general partners of Consumer Associates, each of the General Partners may be deemed to own beneficially 1,058,820 shares of Class A Common Stock. Additionally, Mr. Cummin has options to purchase 5,000 shares of Class A Common Stock, which options are presently exercisable. Thus, Mr. Cunnim may be deemed to own beneficially an additional 5,000 shares of Class A Common Stock. Mr. Cummin expressly disclaims beneficial ownership of these shares.


    (b) Percent of Class:
        CVP I: 6.48%; Consumer Associates: 6.48%; each of the General Partners (with the exception of Mr. Cummin who may be deemed to beneficially own 6.51%): 6.48%. The foregoing percentages are calculated based on the 16,338,274 shares of Class A Common Stock reported to be outstanding as of October 31, 1997 on the Issuer's Form 10-Q for the quarter ending September 27, 1997


    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              Mr. Cummin: 5,000 shares. 0 shares for all other reporting persons.

         (ii) shared power to vote or to direct the vote
              CVP I: 1,058,820 shares; Consumer Associates: 1,058,820 shares; each of the General Partners: 1,058,820 shares.

        (iii) sole power to dispose or to direct the disposition of Mr. Cummin: 5,000 shares. 0 shares for all other reporting persons.

         (iv) shared power to dispose or to direct the disposition of CVP I: 1,058,820 shares; Consumer Associates: 1,058,820 shares; each of the General Partners: 1,058,820 shares.


              Each of Consumer Associates and each of the General Partners expressly disclaims beneficial ownership of any shares of Class A Common Stock of Boston Beer Company, Inc. held of record by CVP I.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable


                              Page 7 of 11 Pages

CUSIP NO. 10055710                                        Page  8  of  11 Pages
                                                               ---    ---

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable. CVP I, Consumer Associates and each of the General Partners expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable


ITEM 10. CERTIFICATION

         Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 8 of 11 Pages

CUSIP NO. 10055710                                        Page  9  of  11 Pages
                                                               ---    ---


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:     February 11, 1998

CONSUMER VENTURE PARTNERS I, L.P.

By:       Consumer Venture Associates, L.P.

          By: /s/ Pearson C. Cummin III
              -----------------------------
              Pearson C. Cummin III
              General Partner

CONSUMER VENTURE ASSOCIATES, L.P.

By: /s/ Pearson C. Cummin III
    ---------------------------------------
    Pearson C. Cummin III
    General Partner


/s/ Pearson C. Cummin III
-------------------------------------------
Pearson C. Cummin III


                    *
-------------------------------------------
Christopher P. Kirchen


                                        *By: /s/ Pearson C. Cummin III
                                             --------------------------------
                                               Pearson C. Cummin III
                                               Attorney-in-Fact


------------------------------------------------------------------------------

This Schedule 13G was executed by Pearson C. Cummin III pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 16, 1993, in connection with a Schedule 13G for Natural Wonders, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                              Page 9 of 11 Pages

CUSIP NO. 10055710                                        Page  10 of  11 Pages
                                                               ---    ---

                                      EXHIBIT I

          Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Class A Common Stock of Boston Beer Company, Inc.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 11, 1998


CONSUMER VENTURE PARTNERS I, L.P.

By:       Consumer Venture Associates, L.P.

          By: /s/ Pearson C. Cummin III
               ------------------------
                Pearson C. Cummin III
                General Partner

CONSUMER VENTURE ASSOCIATES, L.P.

By: /s/ Pearson C. Cummin III
    -----------------------------------
    Pearson C. Cummin III
    General Partner


/s/ Pearson C. Cummin III
---------------------------------------
Pearson C. Cummin III


---------------------------------------
Christopher P. Kirchen


                                        *By: /s/ Pearson C. Cummin III
                                             --------------------------
                                               Pearson C. Cummin III
                                               Attorney-in-Fact



----------------------------------------------------------------------------
This Agreement was executed pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 16, 1993, in connection with a
Schedule 13G for Natural Wonders, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as
Exhibit 2.



                              Page 10 of 11 Pages

CUSIP NO. 10055710                                        Page  11 of  11 Pages
                                                               ---    ---

                                                                      EXHIBIT II

                                 POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pearson C. Cummin III and Christopher P. Kirchen, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1993.

                                   /s/Pearson C. Cummin III
                                   -----------------------------------
                                   Pearson C. Cummin III


                                   /s/G. Clinton Merrick
                                   -----------------------------------
                                   G. Clinton Merrick


                                   /s/Christopher P. Kirchen
                                   -----------------------------------
                                   Christopher P. Kirchen